Smart Sand, Inc. Announces First Quarter 2024 Results
•1Q 2024 total tons sold of approximately 1.3 million
•1Q 2024 revenue of $83.1 million
•1Q 2024 net loss of $(0.2) million
•1Q 2024 adjusted EBITDA of $9.3 million

YARDLEY, Pennsylvania, May 13, 2024 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand, a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services and a provider of industrial product solutions, today announced results for the first quarter of 2024.
“Smart Sand had a strong first quarter” stated Charles Young, Smart Sand’s Chief Executive Officer. “Compared to the fourth quarter of 2023, sales volumes increased by over 30%, contribution margin doubled and Adjusted EBITDA increased by almost $9 million. We saw an increase in demand for our sand in all the major basins we serve and we increased our utilization of our SmartSytems fleet. We invested in our new terminals in northeast Ohio and these terminals are now available to allow us to begin serving the Utica shale formation.”
“Free cash flow was negatively impacted by the increase in working capital needed in the quarter to support the higher sales levels. We expect working capital growth to moderate beginning in the second quarter and currently we expect free cash flow to be positive for 2024. We are focused on being more efficient in our operations and in the utilization of our combined assets to improve our cost structure which should allow us to generate positive cash flow through the operating cycles in our industry. ”

First Quarter 2024 Highlights
Tons sold were approximately 1,336,000 in the first quarter of 2024, compared to approximately 1,016,000 tons in the fourth quarter of 2023 and 1,195,000 tons in the first quarter of 2023, an increase of 31% sequentially and 12% over the comparable period in 2023.
Revenues were $83.1 million in the first quarter of 2024, compared to $61.9 million in the fourth quarter of 2023 and $82.4 million in the first quarter of 2023. Revenues increased in the first quarter of 2024, compared to the fourth quarter of 2023, primarily due to higher total sand sales and increased utilization of our SmartSystems fleet. First quarter 2024 revenues increased sightly compared to first quarter 2023, due to higher utilization of our SmartSystems fleet and higher sales volumes, which were offset by lower average selling prices.
For the first quarter of 2024, we had net loss of $0.2 million, or $(0.01) per basic and diluted share, compared to a net loss of $4.8 million, or $(0.12) per basic and diluted share, for the fourth quarter of 2023 and a net loss of $3.6 million, or $(0.09) per basic and diluted share, for the first quarter of 2023. For the first quarter of 2024, we had net income before income tax expense due to higher volumes sold and realized savings on cost-saving measures to reduce our overall operating costs. The net loss recorded in the fourth quarter of 2023 was primarily attributable to lower sales volumes. The net loss recorded in the first quarter of 2023 was primarily attributable to a $1.9 million of net loss on disposal of fixed assets as we reconfigured one of our wet plants to increase the efficiency of its operations and upgraded some of our mining equipment in that period.
First quarter 2024 contribution margin of $18.5 million, or $13.85 per ton sold, was an increase compared to $9.2 million, or $9.07 per ton sold, for the fourth quarter of 2023, and first quarter 2023 contribution margin of $17.8 million, or $14.89 per ton sold. The increase in contribution margin, compared to the fourth quarter of 2023, was due primarily higher tons sold in the current period and higher utilization of our SmartSystems fleet. The increase in total contribution margin, compared to the first quarter of 2023, was primarily due to higher utilization of our SmartSystems fleet and an increase in total volumes sold and production cost savings in the current period, partially mitigated by lower average selling prices.
Adjusted EBITDA was $9.3 million for the first quarter of 2024, compared to $0.7 million for the fourth quarter of 2023 and $8.3 million for the first quarter of 2023. The increase in Adjusted EBITDA in the first quarter of 2024 compared to the prior quarter and the first quarter of 2023 was primarily due to higher volumes of sand sold and increased utilization of our SmartSystems fleet.
Net cash used in operating activities was $(3.9) million in the first quarter of 2024, compared to net cash used in operating activities of $(2.7) million in the fourth quarter of 2023 and net cash provided by operating activities of $5.1 million in the first quarter of 2023. The decrease in cash flow from operations in the first quarter of 2024 compared to the fourth quarter of 2023 and the first quarter of 2023 was primarily due to the increase in working capital to support sales increases of 31% sequentially and 12% over the comparable period in 2023.
Free cash flow was $(5.5) million for the first quarter of 2024. Net cash used in operating activities was $(3.9) million and capital expenditures were $1.6 million in the first quarter of 2024. We currently estimate that full year 2024 capital expenditures will be between $15.0 million and $20.0 million.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of March 31, 2024, cash on hand was $4.6 million and we had $6.0 million in undrawn availability on our ABL Credit Facility.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on May 14, 2024 at 10:00 a.m. Eastern Time to discuss its first quarter 2024 financial results. Investors are invited to join the conference by dialing (646)-357-8785 or 1-800-836-8184 and referencing “Smart Sand” when connected to the operator. Additionally, the call may also be streamed via webcast at https://app.webinar.net/r5vOQAPdGzN or within the “Investors” section of the Company’s website at www.smartsand.com. A replay will be available shortly after the call and can be accessed on the “Investors” section of the Company’s website.
Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including the Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at our existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”)

on March 11, 2024, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed by the Company with the SEC on May 13, 2024.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to our customers through its in-basin transloading terminals and our SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand revenue	$79,719	$60,148	$80,019
SmartSystems revenue	3,333	1,799	2,331
Total revenue	83,052	61,947	82,350
Cost of goods sold:
Sand cost of goods sold	68,967	57,865	68,738
SmartSystems cost of goods sold	2,274	1,251	1,975
Total cost of goods sold	71,241	59,116	70,713
Gross profit	11,811	2,831	11,637
Operating expenses:
Selling, general and administrative	10,350	10,088	10,764
Depreciation and amortization	674	667	592
Loss (gain) on disposal of fixed asset, net	3	(19)	1,889
Total operating expenses	11,027	10,736	13,245
Operating income	784	(7,905)	(1,608)
Other income (expenses):
Interest expense, net	(489)	(332)	(441)
Other income	96	119	48
Total other expenses, net	(393)	(213)	(393)
Income (loss) before income tax expense (benefit)	391	(8,118)	(2,001)
Income tax expense (benefit)	607	(3,332)	1,598
Net loss	$(216)	$(4,786)	$(3,599)
Net loss per common share:
Basic	$(0.01)	$(0.12)	$(0.09)
Diluted	$(0.01)	$(0.12)	$(0.09)
Weighted-average number of common shares:
Basic	38,555	38,339	41,272
Diluted	38,555	38,499	41,272

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$4,598	$6,072
Accounts receivable	37,698	23,231
Unbilled receivables	79	2,561
Inventory	25,584	26,823
Prepaid expenses and other current assets	3,210	3,217
Total current assets	71,169	61,904
Property, plant and equipment, net	251,384	255,092
Operating lease right-of-use assets	20,472	23,265
Intangible assets, net	5,678	5,876
Other assets	558	163
Total assets	$349,261	$346,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,935	$16,041
Accrued expenses and other liabilities	15,402	11,024
Deferred revenue	2,375	1,154
Current portion of long-term debt	22,045	15,711
Current portion of operating lease liabilities	9,554	10,536
Total current liabilities	59,311	54,466
Long-term debt	2,445	3,449
Long-term operating lease liabilities	12,070	14,056
Deferred tax liabilities, net	12,697	12,101
Asset retirement obligations	20,172	19,923
Other non-current liabilities	38	38
Total liabilities	106,733	104,033
Commitments and contingencies
Stockholders’ equity
Common stock	39	39
Treasury stock	(14,419)	(14,249)
Additional paid-in capital	182,646	181,973
Retained earnings	74,323	74,539
Accumulated other comprehensive loss	(61)	(35)
Total stockholders’ equity	242,528	242,267
Total liabilities and stockholders’ equity	$349,261	$346,300

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net loss	(216)	(4,786)	(3,599)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,241	7,113	6,553
Amortization of intangible assets	199	197	199
Loss (gain) on disposal of fixed assets	3	(19)	1,889
Amortization of deferred financing cost	26	26	26
Accretion of debt discount	47	46	47
Deferred income taxes	596	(2,041)	1,669
Stock-based compensation	642	1,035	779
Employee stock purchase plan compensation	6	4	7
Changes in assets and liabilities:
Accounts receivable	(9,344)	784	(74)
Unbilled receivables	(2,640)	(2,396)	(1,363)
Inventory	1,240	(868)	101
Prepaid expenses and other assets	(240)	(2,860)	(676)
Deferred revenue	1,220	(863)	(1,058)
Asset retirement obligation settlement	—	(197)	—
Accounts payable	(6,730)	5,845	1,165
Accrued and other expenses	4,087	(3,679)	(560)
Net cash (used in) provided by operating activities	(3,863)	(2,659)	5,105
Investing activities:
Purchases of property, plant and equipment	(1,646)	(6,905)	(4,018)
Proceeds from disposal of assets	1	6	1
Net cash used in investing activities	(1,645)	(6,899)	(4,017)
Financing activities:
Repayments of notes payable	(1,340)	(1,483)	(1,513)
Payments under equipment financing obligations	(56)	(71)	(86)
Payment of deferred financing and debt issuance costs	(425)	—	—
Proceeds from revolving credit facility	6,000	8,000	14,000
Repayment of revolving credit facility	—	—	(7,000)
Proceeds from equity issuance	25	—	33
Purchase of treasury stock	(170)	(125)	(4,428)
Net cash provided by financing activities	4,034	6,321	1,006
Effect of exchange rate changes on cash and cash equivalents
Net increase in cash and cash equivalents	(1,474)	(3,237)	2,094
Cash and cash equivalents at beginning of period	6,072	9,309	5,510
Cash and cash equivalents at end of period	$4,598	$6,072	$7,604

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(in thousands, except per ton amounts)
Revenue	$83,052	$61,947	$82,350
Cost of goods sold	71,241	59,116	70,713
Gross profit	11,811	2,831	11,637
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,697	6,381	6,159
Contribution margin	$18,508	$9,212	$17,796
Contribution margin per ton	$13.85	$9.07	$14.89
Total tons sold	1,336	1,016	1,195
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(in thousands)
Net loss	$(216)	$(4,786)	$(3,599)
Depreciation, depletion and amortization	7,200	7,078	6,551
Income tax expense (benefit) and other taxes	607	(3,332)	1,845
Interest expense	496	329	442
EBITDA	$8,087	$(711)	$5,239
Net loss (gain) on disposal of fixed assets	3	(19)	1,889
Equity compensation	582	1,003	736
Acquisition and development costs	308	204	271
Cash charges related to restructuring and retention	107	14	—
Accretion of asset retirement obligations	249	234	200
Adjusted EBITDA	$9,336	$725	$8,335
Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow.

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(in thousands)
Net cash (used in) provided by operating activities	$(3,863)	$(2,659)	$5,105
Purchases of property, plant and equipment	(1,646)	(6,905)	(4,018)
Free cash flow	$(5,509)	$(9,564)	$1,087

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com